Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Orrstown Financial Services, Inc. and its wholly-owned subsidiary on Pre-effective Amendment No. 1 to Form S-3 of our report dated March 12, 2015 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the annual report on Form 10-K of Orrstown Financial Services, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in this registration statement.

Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio
January 19, 2016